Exhibit 99.Bh.(vii)

SECOND AMENDMENT TO

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

Pursuant to the Amended and Restated Administrative Services Agreement between Hartford Life Insurance Company and Hartford Series Fund, Inc. dated August 28, 2002 (the “Agreement”), Hartford Global Equity HLS Fund is hereby included as a new Fund. All provisions in the Agreement shall apply to Hartford Global Equity HLS Fund.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 31st day of January 2008.

HARTFORD LIFE INSURANCE COMPANY

	By:	/s/Robert Arena
Robert Arena

Senior Vice President

.	HARTFORD SERIES FUND, INC.
on behalf of:
Hartford Global Equity HLS Fund

	By:	/s/Robert Arena
Robert Arena
Vice President

HSF, Inc.